EXHIBIT 99.1
Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Fourth Quarter and Full-Year Fiscal 2025 Results
•Initiates fiscal 2026 guidance reflecting meaningfully improved profitability on modest sales growth driven by improvement at Tommy Bahama.
•Fiscal 2026 guidance includes revenues of $1.475 billion to $1.530 billion, GAAP EPS of $1.83 to $2.43 and adjusted EPS of $2.10 to $2.70; EPS expectations assume IEEPA tariff rates continued for balance of year.
•Increases quarterly dividend to $0.70 per share.
ATLANTA, March 26, 2026 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and full fiscal year 2025 ended January 31, 2026 and initiated guidance for the first quarter and full fiscal year 2026.
Consolidated net sales in the fourth quarter of fiscal 2025 were $374 million compared to $391 million in the fourth quarter of fiscal 2024. Diluted loss per share on a GAAP basis was $0.48, which includes $0.24 per share of charges related to an increased LIFO reserve compared to earnings per share (EPS) of $1.13 in the fourth quarter of fiscal 2024. On an adjusted basis, loss per share was $0.09 compared to EPS of $1.37 in the fourth quarter of fiscal 2024. For the fourth quarter of fiscal 2025, loss per share on both a GAAP and adjusted basis includes a $0.19 charge related to the Saks Global bankruptcy.
Consolidated net sales for the full fiscal year 2025 decreased 3% to $1.48 billion compared to $1.52 billion in fiscal 2024. Loss per share was $1.86 compared to EPS of $5.87 in fiscal 2024. Fiscal 2025 results included noncash impairment charges totaling $61 million, or $3.02 per share primarily associated with the Johnny Was trademark. On an adjusted basis, EPS was $2.11 in fiscal 2025 compared to $6.68 in fiscal 2024.
Tom Chubb, Chairman and CEO, commented, “Momentum in our largest business, Tommy Bahama, improved as the quarter progressed, with trends strengthening beginning in late January. This momentum helped us deliver fourth quarter net sales and adjusted earnings per share within our guidance ranges, excluding charges associated with the bankruptcy of Saks Global, against the backdrop of an uneven consumer environment. While traffic and conversion trends were pressured across much of our portfolio during the holiday season, and higher tariffs increased our costs, the strategic actions we took to strengthen our supply chain and diversify our sourcing allowed us to protect our strong gross margins. We also adjusted our merchandise assortments to better match customer expectations, important actions that helped return overall comparable sales to positive territory as fiscal 2025 concluded.”
Mr. Chubb concluded, “Fiscal 2026 is off to a good start, with the improving top-line momentum driven by mid single digit positive comps at Tommy Bahama starting in late January continuing first quarter to-date during the start of our important resort and early spring seasons. We expect this momentum, together with the actions we took in fiscal 2025, to support improved earnings in fiscal 2026. While uncertainty persists across the consumer and macroeconomic environment, including tariffs and the conflicts in the Middle East, we are entering the year with a stronger operational foundation. Our investments in technology and infrastructure, including our recently opened Lyons, Georgia distribution center, support that foundation and are expected to provide meaningful financial and strategic benefits over time. As always, we remain focused on disciplined execution, with an emphasis on improving profitability and strengthening our brands for the long term. We are proud of the teams across our organization that make this all possible.”
Fiscal 2025 versus Fiscal 2024

Net Sales by Operating Group	Fourth Quarter			Fiscal Year
($ in millions)	2025	2024	% Change	2025	2024	% Change
Tommy Bahama	$229.2	$237.6	(4%)	$828.5	$869.6	(5%)
Lilly Pulitzer	73.5	74.0	(1%)	337.8	323.9	4%
Johnny Was	37.9	47.4	(20%)	169.1	195.0	(13%)
Emerging Brands	34.0	31.6	7%	142.9	128.4	11%
Other	(0.2)	(0.1)	NM	(0.4)	(0.3)	NM
Total Company	$374.5	$390.5	(4%)	$1,477.8	$1,516.6	(3%)
•For the full fiscal year 2025, consolidated net sales of $1.48 billion decreased 3% compared to sales of $1.52 billion in the prior year. Fourth quarter consolidated net sales decreased 4% over the prior year to $374 million. The net sales decrease includes the following in each channel of distribution:
◦Full-price DTC sales of $1.0 billion decreased 3% for the year. For the fourth quarter of fiscal 2025, full-price DTC sales of $268 million decreased 5% versus the prior-year period.
▪Full-price retail sales of $509 million decreased 3% for the year. For the fourth quarter, full-price retail sales of $130 million decreased 4%;
▪E-commerce sales of $506 million decreased 3% for the year. For the fourth quarter, e-commerce sales of $137 million decreased 6%;
◦Food and beverage sales of $121 million grew 4% for the year. For the fourth quarter, food and beverage sales of $34 million increased 15%. The increases for the full year and the fourth quarter were driven by new locations.
◦Outlet sales of $74 million decreased 2% for the year. For the fourth quarter, outlet sales of $18 million decreased 2%.
◦Wholesale sales of $268 million decreased 5% for the year. For the fourth quarter, wholesale sales of $55 million decreased 10%.
•Gross margin was 60.7% compared to 62.9% in the prior year. For the fourth quarter of fiscal 2025, gross margin was 56.8% compared to 60.6%. The decreased gross margin for the full fiscal year was primarily due to (1) approximately $30 million of increased cost of goods sold, or approximately 200 basis points, from additional tariffs enacted in fiscal 2025, (2) a change in sales mix with a higher proportion of net sales occurring during promotional and clearance events at Tommy Bahama and Lilly Pulitzer and (3) a $5 million higher LIFO accounting charge in fiscal 2025 compared to fiscal 2024. These decreases were partially offset by (1) lower freight costs to customers due to improved carrier rates from contract renegotiations and (2) a change in sales mix with wholesale sales representing a lower proportion of net sales. On an adjusted basis, gross margin was 61.3% compared to 63.2% in the prior year. For the fourth quarter of fiscal 2025, adjusted gross margin was 58.0% compared to 60.8%.
•SG&A was $818 million for the full fiscal year 2025 compared to $787 million in the prior year. For the fourth quarter, SG&A was $207 million compared to $203 million in the prior year. For the full fiscal year, approximately $15 million, or 47%, of the increase was due to the increase in bricks and mortar retail locations with a net of 10 additional locations added during fiscal 2025. There were additional increases in (1) software subscription related costs, (2) occupancy costs, (3) consulting and professional services and (4) credit losses primarily due to the Saks Global bankruptcy. These increases were partially offset by decreases in (1) advertising costs and (2) samples, supplies and travel costs. On an adjusted basis, SG&A was $815 million compared to $784 million in the prior year. For the fourth quarter, adjusted SG&A was $206 million compared to $201 million in the prior year.
•Royalties and other operating income decreased $4 million to $16 million for the full year primarily due to decreased royalty income in Tommy Bahama reflecting the lower sales of licensing partners.
•Full-year net loss was $28 million in fiscal 2025, compared to net earnings of $93 million in the prior year. For the fourth quarter of fiscal 2025, net loss was $7 million compared to net earnings of $18 million in the prior year.
•Full-year EBITDA was $36 million in fiscal 2025, compared to $187 million in the prior year. On an adjusted basis, full-year EBITDA was $107 million compared to $193 million in the prior year. For the fourth quarter of fiscal 2025, adjusted EBITDA was $8 million compared to $38 million in the prior year, while adjusted EBITDA was $14 million in fiscal 2025 and $40 million in the prior year.
•As a result of interim impairment assessments performed in the third quarter of fiscal 2025, the Company recognized noncash impairment charges totaling $61 million, primarily related to the Johnny Was trademark.
•Interest expense increased to $7 million from $2 million in the prior year period primarily due to higher average outstanding debt during fiscal 2025 than the prior year.
•The effective tax rate for fiscal 2025 was 27% compared to 20% in the prior year. The effective tax rate for the fourth quarter of fiscal 2025 was 27% compared to 8% for the fourth quarter of fiscal 2024. The effective tax rates for both the full year and fourth quarter of fiscal 2025 were higher than a typical effective tax rate of 25% and included certain unfavorable discrete items that are not expected to recur in future periods.
Balance Sheet and Liquidity
Inventory decreased $2 million, or 1%, on a LIFO basis and increased $6 million, or 2%, on a FIFO basis compared to the end of fiscal 2024 primarily due to slight inventory increases in all operating segments, with the exception of Johnny Was. The increase on a FIFO basis was driven primarily by increased tariffs. As of January 31, 2026, the Company had $11 million of additional costs capitalized into inventory related to the U.S. tariffs implemented in Fiscal 2025.

During fiscal 2025, cash flow from operations was $120 million compared to $194 million in fiscal 2024. The decrease in cash flow from operations reflects the result of lower net earnings and working capital needs.
Borrowings outstanding increased to $116 million at the end of fiscal 2025 as lower earnings, capital expenditures, share repurchases, dividends and working capital needs exceeded cash flows from operations. At the end of fiscal 2025, the Company had $8 million of cash and cash equivalents versus $9 million of cash and cash equivalents at the end of fiscal 2024.
Capital expenditures of $108 million in fiscal 2025 decreased from $134 million in fiscal 2024. The decrease in fiscal 2025 was primarily due to the opening of fewer new retail stores and Tommy Bahama Marlin Bars in fiscal 2025 than in fiscal 2024. We also spent $54 million of capital expenditures related to the new distribution center in Lyons, Georgia in fiscal 2025 compared to $69 million in fiscal 2024. Approximately $20 million of spending originally expected in fiscal 2025 to complete the Lyons, Georgia project is now expected to occur in fiscal 2026.
Dividend
On March 23, 2026, the Board of Directors declared a quarterly cash dividend of $0.70 per share, or a 1% increase above the previous dividend payment. The dividend is payable on May 1, 2026 to shareholders of record as of the close of business on April 17, 2026. The Company has paid dividends every quarter since it became publicly owned in 1960.
Outlook
The Company initiated sales and EPS guidance for fiscal 2026. The Company expects net sales in a range of $1.475 billion to $1.530 billion compared to net sales of $1.478 billion in fiscal 2025. In fiscal 2026, GAAP EPS is expected to be between $1.83 and $2.43 compared to fiscal 2025 GAAP loss per share of $1.86. Adjusted EPS is expected to be between $2.10 and $2.70, compared to fiscal 2025 adjusted EPS of $2.11. The fiscal 2026 guidance also includes:
•An approximate $20 million, or $1.00 per share impact of higher tariffs resulting from the annualized impact of the International Emergency Economic Powers Act ("IEEPA") tariffs enacted in April 2025;
•$5 million of primarily increased depreciation related expenses, or approximately $0.25 per share impact, related to the new Lyons, Georgia distribution center;
•A higher adjusted effective tax rate of approximately 28% compared to 24% in 2025, or $2 million of additional tax expense, or a $0.15 per share impact; and
•$1 million, or $0.05 per share impact from higher interest expense with increases from higher average debt levels in the first half of the year partially offset by decreases from lower average debt levels in the second half of the year.
For the first quarter of fiscal 2026, the Company expects net sales to be between $385 million and $395 million compared to net sales of $393 million in the first quarter of fiscal 2025. GAAP EPS is expected to be in a range of $1.13 to $1.23 in the first quarter compared to GAAP EPS of $1.70 in the first quarter of fiscal 2025. Adjusted EPS is expected to be between $1.20 and $1.30 compared to adjusted EPS of $1.82 in the first quarter of fiscal 2025. The first quarter fiscal 2026 guidance also includes:
•An approximate $12 million, or $0.60 per share impact of higher tariffs resulting from the annualized impact of the IEEPA tariffs enacted in April 2025;
•$1 million of primarily increased depreciation related expenses, or approximately $0.05 per share impact, related to the new Lyons, Georgia distribution center;
•$1 million, or $0.05 per share impact from higher interest expense; and
•A higher adjusted effective tax rate of approximately 25% compared to 24% in 2025.
Capital expenditures in fiscal 2026 are expected to be approximately $65 million, including approximately $20 million to complete the new Lyons, Georgia facility, compared to $108 million in fiscal 2025. The decrease is due to reductions in expenditures related to the completion of the new distribution center in Lyons, Georgia in the first quarter of fiscal 2026 along with fewer new store openings.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through April 9, 2026 by dialing (412) 317-6671 access code 13758689.
About Oxford
Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company®, Duck Head® and Jack Rogers® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.
Basis of Presentation
All per share information is presented on a diluted basis.
Non-GAAP Financial Information
The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include EBITDA, adjusted EBITDA, adjusted segment EBITDA, adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, adjusted gross profit, adjusted gross margin, adjusted SG&A and adjusted operating income (loss), among others.
Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. As noted, below in the fourth quarter of fiscal 2025, we changed our segment profitability metric to segment EBITDA. As a supplement to this metric, we also present adjusted segment EBITDA, which excludes certain non-operating, non-cash or extraordinary items such as LIFO adjustments, the amortization of Johnny Was intangible assets, Johnny Was organizational realignment initiatives, Johnny Was Distribution Center movement costs, Johnny Was impairment charges, Emerging Brands impairment charges and the impact of income taxes. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables in this release.
Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation:
•changes in the trade policies of the United States and those of other nations, including risks of potential future changes or worsening trade tensions between the United States and other countries and the impact of uncertainties surrounding U.S. trade policy on consumer sentiment;
•the roll-back of incremental tariffs imposed under the International Emergency Economic Powers Act and any additional actions taken in response to their roll-back, including tariffs imposed pursuant to Section 122 of the Trade Act of 1974 or our ability to recover refunds of incremental tariff amounts or other tariffs paid;
•demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by inflationary pressures, tariffs, volatile and/or elevated interest rates, the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors;
•risks relating to our product sourcing efforts, including our ability to identify alternative countries to source and produce our products and to successfully implement changes in our supply chain;
•possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures or other factors;
•competitive conditions and/or evolving consumer shopping patterns, particularly in a highly promotional retail environment;
•global supply chain constraints that have affected, and could continue to affect, transit, and other costs, including those related to disruptions of land or sea transportation routes or distribution or shipping channels;

•the impact of inflationary pressures on labor costs, including wages, healthcare and other benefit-related costs;
•costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers;
•energy costs;
•our ability to respond to rapidly changing consumer expectations;
•unseasonal or extreme weather conditions or natural disasters, such as the 2024 hurricanes impacting the Southeastern United States;
•lack of or insufficient insurance coverage;
•financial difficulties for our business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, that may impact their ability to meet their obligations to us and/or continue our business relationship to the same degree as they have historically;
•hiring of, retention of and disciplined execution by key management and other critical personnel, as well as the effective transition of executive level responsibilities;
•the execution of key strategic initiatives to drive operating performance, such as the organizational realignment initiatives being undertaken at Johnny Was;
•cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems;
•inability or failure to successfully and effectively implement new information technology systems and supporting controls, including artificial intelligence-enabled tools;
•the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences;
•the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business;
•the timing of shipments requested by our wholesale customers;
•fluctuations and volatility in global financial and/or real estate markets;
•our ability to identify and secure suitable locations for new retail store and food and beverage openings;
•the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures, including those related to enhancing artificial intelligence capabilities;
•the timing, cost and successful implementation of changes to our distribution network;
•the effectiveness of recent, focused efforts to reassess and realign our operating costs in light of revenue trends, including potential disruptions to our operations as a result of these efforts;
•pandemics or other public health crises;
•expected outcomes of pending or potential litigation and regulatory actions;
•consumer, employee and regulatory focus on sustainability issues and practices, including failures by our suppliers to adhere to our vendor code of conduct;
•the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance;
•access to capital and/or credit markets;
•factors that could affect our consolidated effective tax rate, including the impact of recent changes in U.S. tax laws and regulations and the interpretation and application of such laws and regulations;

•the risk of impairment to goodwill and other intangible assets such as the impairment charges incurred in our Johnny Was and Jack Rogers reporting units during the third quarter of fiscal 2025; and
•geopolitical risks, including ongoing challenges between the United States and China and those related to the ongoing war in Ukraine and the U.S.-Iran conflict and potential regime change in Iran, as well as other hostilities in the Middle East.
Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.
Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our fiscal 2024 Form 10-K, as updated by Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2025, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
($ in thousands, except par amounts)
(unaudited)
	January 31,	February 1,
	2026	2025
ASSETS
Current Assets
Cash and cash equivalents	$8,129	$9,470
Receivables, net	72,957	77,756
Inventories, net	165,284	167,287
Prepaid expenses and other current assets	46,076	38,269
Total Current Assets	$292,446	$292,782
Property and equipment, net	325,597	272,690
Intangible assets, net	189,411	257,915
Goodwill	25,604	27,383
Operating lease assets	379,898	364,436
Other assets, net	61,838	54,279
Deferred income taxes	34,164	20,320
Total Assets	$1,308,958	$1,289,805

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$104,622	$104,825
Accrued compensation	28,805	22,309
Current portion of operating lease liabilities	64,506	58,711
Accrued expenses and other liabilities	67,370	62,430
Total Current Liabilities	$265,303	$248,275
Long-term debt	116,443	31,105
Non-current portion of operating lease liabilities	382,492	359,366
Other non-current liabilities	29,883	28,499
Shareholders’ Equity
Common stock, $1.00 par value per share	14,887	15,707
Additional paid-in capital	205,689	190,816
Retained earnings	295,974	419,713
Accumulated other comprehensive loss	(1,713)	(3,676)
Total Shareholders’ Equity	$514,837	$622,560
Total Liabilities and Shareholders’ Equity	$1,308,958	$1,289,805

Oxford Industries, Inc.
Consolidated Statements of Operations
($ and shares in thousands, except per share amounts)
(unaudited)
	Fourth Quarter		Annual
	Fiscal 2025	Fiscal 2024	Fiscal 2025	Fiscal 2024
Net sales	$374,486	$390,505	$1,477,834	$1,516,601
Cost of goods sold	161,930	153,821	580,096	562,030
Gross profit	$212,556	$236,684	$897,738	$954,571
Operating expenses
SG&A	207,102	202,599	817,922	786,977
Depreciation and amortization	15,876	17,576	65,899	67,872
Impairment of goodwill, intangible assets and equity method investments	—	—	60,980	—
Total Operating expenses	222,978	220,175	944,801	854,849
Royalties and other operating income	2,619	3,805	15,779	19,314
Operating income (loss)	$(7,803)	$20,314	$(31,284)	$119,036
Interest expense, net	1,956	895	6,870	2,468
Earnings (loss) before income taxes	$(9,759)	$19,419	$(38,154)	$116,568
Income tax expense (benefit)	(2,680)	1,525	(10,265)	23,595
Net earnings (loss)	$(7,079)	$17,894	$(27,889)	$92,973

Net earnings (loss) per share:
Basic	$(0.48)	$1.14	$(1.86)	$5.94
Diluted	$(0.48)	$1.13	$(1.86)	$5.87
Weighted average shares outstanding:
Basic	14,881	15,703	14,963	15,665
Diluted	14,881	15,834	14,963	15,827
Dividends declared per share	$0.69	$0.67	$2.76	$2.68

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
($ in thousands)
(unaudited)

	Fiscal 2025	Fiscal 2024
Cash Flows From Operating Activities:
Net earnings (loss)	$(27,889)	$92,973
Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
Depreciation	56,216	55,872
Amortization of intangible assets	9,683	12,000
Impairment of goodwill, intangible assets and equity method investments	60,980	—
Impairment of property and equipment	1,323	1,174
Equity compensation expense	15,679	16,674
Impairment of operating lease assets	—	1,303
Amortization of deferred financing costs	385	385
Deferred income taxes	(13,607)	3,825
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	10,772	(7,654)
Inventories, net	3,185	(8,237)
Income tax receivable	(5,868)	14,225
Prepaid expenses and other current assets	(7,785)	4,755
Current liabilities	15,436	9,523
Other non-current assets, net	(22,082)	(124,199)
Other non-current liabilities	23,218	121,413
Cash provided by operating activities	$119,646	$194,032
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(28)	(7,688)
Purchases of property and equipment	(108,339)	(134,231)
Other investing activities	(33)	(1,351)
Cash used in investing activities	$(108,400)	$(143,270)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(450,889)	(401,580)
Proceeds from revolving credit arrangements	536,227	403,381
Repurchase of common stock	(55,216)	—
Proceeds from issuance of common stock	1,623	1,852
Repurchase of equity awards for employee tax withholding liabilities	(2,251)	(6,199)
Cash dividends paid	(42,128)	(43,231)
Other financing activities	(260)	(2,830)
Cash used in financing activities	$(12,894)	$(48,607)
Net change in cash and cash equivalents	(1,648)	2,155
Effect of foreign currency translation on cash and cash equivalents	307	(289)
Cash and cash equivalents at the beginning of year	9,470	7,604
Cash and cash equivalents at the end of period	$8,129	$9,470

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Fourth Quarter			Annual
AS REPORTED	Fiscal 2025	Fiscal 2024	% Change	Fiscal 2025	Fiscal 2024	% Change
Tommy Bahama
Net sales	$229.2	$237.6	(3.5)%	$828.5	$869.6	(4.7)%
Gross profit	$136.1	$147.0	(7.4)%	$512.1	$548.9	(6.7)%
Gross margin	59.4%	61.9%		61.8%	63.1%
Segment EBITDA	$23.6	$40.9	(42.2)%	$94.6	$146.3	(35.3)%
Segment EBITDA margin	10.3%	17.2%		11.4%	16.8%
Lilly Pulitzer
Net sales	$73.5	$74.0	(0.6)%	$337.8	$323.9	4.3%
Gross profit	$42.1	$43.9	(4.1)%	$211.9	$209.0	1.4%
Gross margin	57.3%	59.4%		62.7%	64.5%
Segment EBITDA	$3.7	$7.6	(51.5)%	$52.1	$58.1	(10.3)%
Segment EBITDA margin	5.0%	10.3%		15.4%	18.0%
Johnny Was
Net sales	$37.9	$47.4	(19.9)%	$169.1	$195.0	(13.3)%
Gross profit	$22.9	$30.3	(24.5)%	$105.2	$127.1	(17.2)%
Gross margin	60.3%	63.9%		62.2%	65.2%
Segment EBITDA	$(5.7)	$0.5	(1204.2)%	$(8.5)	$7.5	(213.4)%
Segment EBITDA margin	(14.9) %	1.1%		(5.1) %	3.9%
Emerging Brands
Net sales	$34.0	$31.6	7.5%	$142.9	$128.4	11.3%
Gross profit	$16.3	$16.8	(3.1)%	$77.5	$73.7	5.2%
Gross margin	47.8%	53.1%		54.3%	57.4%
Segment EBITDA	$(2.2)	$0.0	NM	$4.7	$9.9	(52.1)%
Segment EBITDA margin	(6.5) %	0.1%		3.3%	7.7%
Corporate and Other
Net sales	$(0.2)	$(0.1)	(131.9)%	$(0.4)	$(0.3)	(36.5)%
Gross profit	$(4.8)	$(1.4)	(254.2)%	$(9.0)	$(4.1)	(120.1)%
Corporate EBITDA	$(11.4)	$(11.1)	(2.4)%	$(47.3)	$(34.9)	(35.5)%
Consolidated
Net sales	$374.5	$390.5	(4.1)%	$1,477.8	$1,516.6	(2.6)%
Gross profit	$212.6	$236.7	(10.2)%	$897.7	$954.6	(6.0)%
Gross margin	56.8%	60.6%		60.7%	62.9%
SG&A	$207.1	$202.6	2.2%	$817.9	$787.0	3.9%
SG&A as % of net sales	55.3%	51.9%		55.3%	51.9%
Depreciation and amortization	$15.9	$17.6	(9.7)%	$65.9	$67.9	(2.9)%
Depreciation and amortization as % of net sales	4.2%	4.5%		4.5%	4.5%
Impairment of goodwill, intangible assets and equity method investments	$—	$—	NM	$61.0	$—	NM
Impairment of goodwill, intangible assets and equity method investments as a % of net sales	—%	—%		4.1%	—%
Operating income (loss)	$(7.8)	$20.3	138.4%	$(31.3)	$119.0	(126.3)%
Operating margin	(2.1) %	5.2%		(2.1) %	7.8%
Earnings (loss) before income taxes	$(9.8)	$19.4	150.3%	$(38.2)	$116.6	(132.7)%
Net earnings (loss)	$(7.1)	$17.9	139.6%	$(27.9)	$93.0	(130.0)%
Net earnings (loss) per diluted share	$(0.48)	$1.13	142.1%	$(1.86)	$5.87	(131.7)%
Weighted average shares outstanding - diluted	14.9	15.8	(6.0)%	15.0	15.8	(5.5)%

The following table presents a reconciliation from segment EBITDA to net earnings (loss) (in millions):

	Fourth Quarter			Annual
	Fiscal 2025	Fiscal 2024	% Change	Fiscal 2025	Fiscal 2024	% Change
Segment EBITDA
Tommy Bahama	$23.6	$40.9	(42.2)%	$94.6	$146.3	(35.3)%
Lilly Pulitzer	$3.7	$7.6	(51.5)%	$52.1	$58.1	(10.3)%
Johnny Was	$(5.7)	$0.5	(1204.2)%	$(8.5)	$7.5	(213.4)%
Emerging Brands	$(2.2)	$0.0	NM	$4.7	$9.9	(52.1)%
Corporate and Other	$(11.4)	$(11.1)	(2.4)%	$(47.3)	$(34.9)	(35.5)%
Adjusted EBITDA	$8.1	$37.9	(78.7)%	$95.6	$186.9	(48.9)%
Impairment of goodwill and intangible assets	$0.0	$0.0	NM	$61.0	$0.0	NM
EBITDA	$8.1	$37.9	(78.7)%	$34.6	$186.9	(81.5)%
Depreciation and amortization	$15.9	$17.6	(9.7)%	$65.9	$67.9	(2.9)%
Consolidated operating income (loss)	$(7.8)	$20.3	(138.4)%	$(31.3)	$119.0	(126.3)%
Interest expense, net	$2.0	$0.9	118.5%	$6.9	$2.5	178.4%
Earnings (loss) before income taxes	$(9.8)	$19.4	(150.3)%	$(38.2)	$116.6	(132.7)%
Income taxes	$(2.7)	$1.5	(275.7)%	$(10.3)	$23.6	(143.5)%
Net earnings (loss)	$(7.1)	$17.9	(139.6)%	$(27.9)	$93.0	(130.0)%
The table below summarizes adjustments made to the as reported figures shown above (in millions):

	Fourth Quarter		Annual
ADJUSTMENTS	Fiscal 2025	Fiscal 2024	Fiscal 2025	Fiscal 2024
LIFO adjustments(1)	$4.7	$0.9	$8.4	$3.3
Amortization of Johnny Was intangible assets(2)	$1.9	$2.7	$7.7	$10.9
Johnny Was organizational realignment initiatives(3)	$1.0	$—	$2.9	$—
Johnny Was Distribution Center movement costs(4)	$—	$1.4	$—	$3.0
Johnny Was impairment charges(5)	$—	$—	$57.0	$—
Emerging Brands impairment charges(6)	$—	$—	$4.0	$—
Impact of income taxes(7)	$(1.9)	$(1.3)	$(20.4)	$(4.4)
Adjustment to net earnings (loss)(8)	$5.7	$3.7	$59.7	$12.8
The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the consolidated statements of operations (in millions):

	Fourth Quarter		Annual
	Fiscal 2025	Fiscal 2024	Fiscal 2025	Fiscal 2024
Cost of goods sold (as reported)	$161.9	$153.8	$580.1	$562.0
LIFO adjustments(1)	$4.7	$0.9	$8.4	$3.3

SG&A (as reported)	$207.1	$202.6	$817.9	$787.0
Johnny Was organizational realignment initiatives(3)	$0.9	$—	$2.8	$—
Johnny Was Distribution Center movement costs(4)	$—	$1.4	$—	$2.8

Depreciation and amortization (as reported)	$15.9	$17.6	$65.9	$67.9
Amortization of Johnny Was intangible assets(2)	$1.9	$2.7	$7.7	$10.9
Johnny Was organizational realignment initiatives(3)	$0.1	$—	$0.1	$—
Johnny Was Distribution Center movement costs(4)	$—	$—	$—	$0.2

Consolidated operating income (loss) (as reported)	$(7.8)	$20.3	$(31.3)	$119.0
Johnny Was impairment charges(5)	$—	$—	$57.0	$—
Emerging Brands impairment charges(6)	$—	$—	$4.0	$—

	Fourth Quarter			Annual
AS ADJUSTED	Fiscal 2025	Fiscal 2024	% Change	Fiscal 2025	Fiscal 2024	% Change
Tommy Bahama
Net sales	$229.2	$237.6	(3.5)%	$828.5	$869.6	(4.7)%
Gross profit	$136.1	$147.0	(7.4)%	$512.1	$548.9	(6.7)%
Gross margin	59.4%	61.9%		61.8%	63.1%
Segment EBITDA	$23.6	$40.9	(42.2)%	$94.6	$146.3	(35.3)%
Segment EBITDA margin	10.3%	17.2%		11.4%	16.8%
Lilly Pulitzer
Net sales	$73.5	$74.0	(0.6)%	$337.8	$323.9	4.3%
Gross profit	$42.1	$43.9	(4.1)%	$211.9	$209.0	1.4%
Gross margin	57.3%	59.4%		62.7%	64.5%
Segment EBITDA	$3.7	$7.6	(51.5)%	$52.1	$58.1	(10.3)%
Segment EBITDA margin	5.0%	10.3%		15.4%	18.0%
Johnny Was
Net sales	$37.9	$47.4	(19.9)%	$169.1	$195.0	(13.3)%
Gross profit	$22.9	$30.3	(24.5)%	$105.2	$127.1	(17.2)%
Gross margin	60.3%	63.9%		62.2%	65.2%
Segment EBITDA(2)(3)(4)(5)	$(4.8)	$1.9	(346.4)%	$(5.7)	$10.3	(155.4)%
Segment EBITDA margin(2)(3)(4)(5)	(12.7)%	4.1%		(3.4)%	5.3%
Emerging Brands
Net sales	$34.0	$31.6	7.5%	$142.9	$128.4	11.3%
Gross profit	$16.3	$16.8	(3.1)%	$77.5	$73.7	5.2%
Gross margin	47.8%	53.1%		54.3%	57.4%
Segment EBITDA(6)	$(2.2)	$0.0	NM	$4.7	$9.9	(52.1)%
Segment EBITDA margin(6)	(6.5)%	0.1%		3.3%	7.7%
Corporate and Other
Net sales	$(0.2)	$(0.1)	(131.9)%	$(0.4)	$(0.3)	(36.5)%
Gross profit	$(0.1)	$(0.5)	78.1%	$(0.6)	$(0.8)	25.6%
Corporate EBITDA(1)(7)	$(6.6)	$(10.2)	35.2%	$(38.9)	$(31.6)	(23.0)%
Consolidated
Net sales	$374.5	$390.5	(4.1)%	$1,477.8	$1,516.6	(2.6)%
Gross profit	$217.3	$237.5	(8.5)%	$906.2	$957.9	(5.4)%
Gross margin	58.0%	60.8%		61.3%	63.2%
SG&A	$206.2	$201.2	2.5%	$815.1	$784.2	3.9%
SG&A as % of net sales	55.1%	51.5%		55.2%	51.7%
Depreciation and amortization	$13.8	$14.9	2.5%	$58.0	$56.8	3.9%
Depreciation and amortization as % of net sales	3.7%	3.8%		3.9%	3.7%
Operating income (loss)	$(0.2)	$25.3	(100.6)%	$48.8	$136.3	(64.2)%
Operating margin	0.0%	6.5%		3.3%	9.0%
Earnings (loss) before income taxes	$(2.1)	$24.4	(108.7)%	$41.9	$133.8	(68.7)%
Net earnings (loss)	$(1.4)	$21.6	(106.4)%	$31.8	$105.8	(70.0)%
Net earnings (loss) per diluted share	$(0.09)	$1.37	(106.8)%	$2.11	$6.68	(68.4)%

	Fourth Quarter	Fourth Quarter	Fourth Quarter
	Fiscal 2025	Fiscal 2025	Fiscal 2024	Fiscal 2025	Fiscal 2024
	Actual	Guidance(9)	Actual	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$(0.48)	$(0.10) - 0.10	$1.13	$(1.86)	$5.87
LIFO adjustments(1)(10)	0.24	—	0.04	0.42	0.16
Amortization of Johnny Was intangible assets(2)(10)	0.10	0.10	0.13	0.38	0.51
Johnny Was organizational realignment initiatives(3)(10)	0.05	—	—	0.15	—
Johnny Was distribution center relocation costs(4)(10)	—	—	0.07	—	0.14
Johnny Was impairment charges(5)(10)	—	—	—	2.82	—
Emerging Brands impairment charges(6)(10)	—	—	—	0.20	—
As adjusted(8)	$(0.09)	$0.00 - 0.20	$1.37	$2.11	$6.68

	First Quarter	First Quarter
	Fiscal 2026	Fiscal 2025
	Guidance(12)	Actual
Net earnings per diluted share:
GAAP basis	$1.13 - 1.23	$1.70
LIFO adjustments(11)	0.00	0.02
Amortization of Johnny Was intangible assets(2)(10)	0.07	0.09
As adjusted(8)	$1.20 - 1.30	$1.82

	Fiscal 2026	Fiscal 2025
	Guidance(12)	Actual
Net earnings per diluted share:
GAAP basis	$1.83 - 2.43	$(1.86)
LIFO adjustments(11)	0.00	0.42
Amortization of Johnny Was intangible assets(2)(10)	0.27	0.38
Johnny Was organizational realignment initiatives(3)(10)	0.00	0.15
Johnny Was impairment charges(5)(10)	0.00	2.82
Emerging Brands impairment charges(6)(10)	0.00	0.20
As adjusted(8)	$2.10 - 2.70	$2.11

(1)LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(2)Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in depreciation and amortization in Johnny Was.
(3)Johnny Was organizational realignment initiatives include severance costs, consulting fees and store closure related costs. These charges are included in SG&A and depreciation and amortization in Johnny Was.
(4)Johnny Was distribution center relocation costs relate to the transition of Johnny Was distribution center operations from Los Angeles, California to Lyons, Georgia including systems integrations, employee bonuses and severance agreements, moving costs and occupancy expenses related to the vacated distribution centers. These charges are included in SG&A and depreciation and amortization in Johnny Was.
(5)Johnny Was impairment charges represent the impairment of the Johnny Was intangible asset balances. These charges were included in impairment of goodwill and intangible assets in Johnny Was.
(6)Emerging Brands impairment charges represent the impairment of the Jack Rogers goodwill and intangible asset balances. These charges were included in impairment of goodwill and intangible assets in Emerging Brands.
(7)Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(8)Amounts in columns may not add due to rounding.
(9)Guidance as issued on December 10, 2025.
(10)Adjustments shown net of income taxes.
(11)No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(12) Guidance as issued on March 26, 2026.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2024
Tommy Bahama
Full-price retail store	102	103	106	106
Retail-food & beverage	23	23	25	24
Outlet	35	36	37	36
Total Tommy Bahama	160	162	168	166
Lilly Pulitzer full-price retail store	60	60	61	64
Johnny Was
Full-price retail store	75	76	77	77
Outlet	3	3	3	3
Total Johnny Was	78	79	80	80
Emerging Brands
Southern Tide full-price retail store	20	24	28	30
TBBC full-price retail store	4	5	5	5
Total Oxford	322	330	342	345

Fiscal 2025
Tommy Bahama
Full-price retail store	103	103	104	102
Retail-food & beverage	26	26	28	28
Outlet	36	38	38	37
Total Tommy Bahama	165	167	170	167
Lilly Pulitzer full-price retail store	65	66	66	67
Johnny Was
Full-price retail store	77	75	75	75
Outlet	3	3	3	3
Total Johnny Was	80	78	78	78
Emerging Brands
Southern Tide full-price retail store	35	36	35	34
TBBC full-price retail store	8	9	9	9
Total Oxford	353	356	358	355

We changed our segment profit margin measure in the fourth quarter of fiscal 2025 to segment earnings before interest, taxes, depreciation and amortization ("segment EBITDA"). Segment EBITDA also excludes infrequent operating charges, including impairments of goodwill, intangible assets and equity method investments.
Further, effective as of the beginning of the fourth quarter of fiscal 2025, we revised the presentation of depreciation and amortization expense within the consolidated statements of operations to present it separately from SG&A, where it had previously been included. The consolidated statements of operations for prior periods have been reclassified to conform to the current year presentation. This change in presentation had no effect on previously reported operating income (loss), earnings (loss) before income taxes, net earnings (loss), or basic and diluted earnings (loss) per share for any period presented.
The tables below present depreciation and amortization and segment EBITDA by quarter for Fiscal 2025 and Fiscal 2024 (in millions):

	Fiscal 2025				Fiscal 2024
AS REPORTED	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Tommy Bahama
Depreciation and amortization	$7.6	$7.6	$7.8	$8.0	$7.2	$7.0	$7.2	$7.6
Segment EBITDA	$38.3	$34.3	$(1.7)	$23.6	$49.8	$47.9	$7.6	$40.9
Lilly Pulitzer
Depreciation and amortization	$4.9	$4.6	$4.3	$3.9	$4.6	$4.7	$4.8	$5.0
Segment EBITDA	$23.1	$17.8	$7.6	$3.7	$20.1	$21.7	$8.8	$7.6
Johnny Was
Depreciation and amortization	$3.4	$3.2	$3.1	$2.8	$4.0	$4.0	$4.3	$3.9
Segment EBITDA	$0.0	$(1.3)	$(1.6)	$(5.7)	$4.3	$2.4	$0.3	$0.5
Emerging Brands
Depreciation and amortization	$0.9	$1.0	$1.0	$0.9	$0.6	$0.7	$0.8	$0.9
Segment EBITDA	$2.9	$4.0	$0.1	$(2.2)	$4.4	$3.5	$2.0	$0.0
Corporate and Other
Depreciation and amortization	$0.1	$0.1	$0.2	$0.3	$0.1	$0.1	$0.1	$0.1
Corporate EBITDA	$(11.0)	$(12.8)	$(12.1)	$(11.4)	$(9.7)	$(6.4)	$(7.7)	$(11.1)
Consolidated
Depreciation and amortization	$17.0	$16.6	$16.5	$15.9	$16.5	$16.5	$17.2	$17.6
EBITDA	$53.2	$42.0	$(7.6)	$8.1	$69.0	$69.1	$11.0	$37.9

	Fiscal 2025				Fiscal 2024
AS ADJUSTED	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Tommy Bahama
Depreciation and amortization	$7.6	$7.6	$7.8	$8.0	$7.2	$7.0	$7.2	$7.6
Segment EBITDA	$38.3	$34.3	$(1.7)	$23.6	$49.8	$47.9	$7.6	$40.9
Lilly Pulitzer
Depreciation and amortization	$4.9	$4.6	$4.3	$3.9	$4.6	$4.7	$4.8	$5.0
Segment EBITDA	$23.1	$17.8	$7.6	$3.7	$20.1	$21.7	$8.8	$7.6
Johnny Was
Depreciation and amortization	$1.4	$1.3	$1.2	$0.9	$1.3	$1.3	$1.6	$1.2
Segment EBITDA	$0.0	$(1.3)	$0.4	$(4.7)	$4.3	$3.3	$1.0	$2.0
Emerging Brands
Depreciation and amortization	$0.9	$1.0	$1.0	$0.9	$0.6	$0.7	$0.8	$0.9
Segment EBITDA	$2.9	$4.0	$0.1	$(2.2)	$4.4	$3.5	$2.0	$0.0
Corporate and Other
Depreciation and amortization	$0.1	$0.1	$0.2	$0.3	$0.1	$0.1	$0.1	$0.1
Corporate EBITDA	$(10.6)	$(11.9)	$(9.8)	$(6.6)	$(7.5)	$(5.8)	$(8.1)	$(10.3)
Consolidated
Depreciation and amortization	$15.0	$14.7	$14.5	$13.9	$13.8	$13.8	$14.2	$14.9
EBITDA	$53.6	$42.9	$(3.4)	$13.8	$71.2	$70.6	$11.0	$40.2